Exhibit 10.19

LEASE AGREEMENT

LESSOR:	DIEC II, LLC
LESSEE:	Benefitfocus.com, Inc.

STATE OF SOUTH CAROLINA	)
	)	COMMERCIAL LEASE AGREEMENT
COUNTY OF BERKELEY	)

THIS LEASE AGREEMENT (the “Lease ”) is made and entered into this 13 day of December 2013, by and between DIEC II, LLC, a South Carolina limited liability company (hereinafter called “Lessor”), and Benefitfocus.com, Inc., a South Carolina corporation (hereinafter called “Lessee”).

WITNESSETH:

WHEREAS, the Lessor is the owner of certain real property known as the Daniel Island Executive Center II in the City of Charleston, State of South Carolina, as shown on the drawing of the property attached hereto and made a part hereof, labeled Exhibit A (the “Property”); and

WHEREAS, Lessor will construct an office building containing approximately ~145,800 square feet of Rentable Area, as defined in Section 1.01 of this document, on the Property (the “Demised Premises”); and

WHEREAS, Lessor desires to lease to Lessee and Lessee desires to lease from Lessor the Demised Premises as set forth below, together with a non-exclusive easement to use all driveways, parking areas, retention surface water, common areas, and other facilities as provided in this Lease.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, Lessor and Lessee covenant and agree as follows:

ARTICLE I

GRANT AND TERM

1.01 Demised Premises. Lessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned, to be paid, kept, and performed by the Lessee, by these presents does lease and rent to the said Lessee, and said Lessee hereby agrees to lease and take upon the terms and conditions which are hereinafter set forth, the Demised Premises. The Demised Premises are sometimes referred to in this Lease as “Daniel Island Executive Center II.”

The Rentable Area of the Demised Premises shall be determined in accordance with “American National Standard ANSI/BOMA Z65.1—2010: Office Buildings: Standard Methods of Measurement” issued by the Building Owners and Managers Association International (“BOMA Standard”) and shall be certified to such BOMA Standard by Lessor’s architect (the “Architect”). In the event that the Architect’s measurement using the BOMA Standard differs from the rentable area of Premises set forth in above, the rentable area of the Premises shall be adjusted appropriately and the parties shall execute an amendment to this Lease reflecting said adjustment.

1.02 Lessee’s Right to Use of Common Improvements. Lessor hereby grants to Lessee, its employees, invitees and licensees a non-exclusive easement during the term of the Lease for the use of all sidewalks, driveways, entrance ways and parking areas as shown on the parking layout referred to in attached Exhibit B, patios, benches and other outdoor amenities, retention ponds and other facilities, which Lessor may establish which are adjacent to the Demised Premises (hereinafter referred to as the “Common Improvements”) at no additional charge. Lessee’s use of the Common Improvements shall be subject to reasonable rules and regulations promulgated by Lessor and such use shall be at the sole risk of Lessee. Lessor warrants that there is full and free legal ingress, egress and access to and from the Common Improvements from a public highway or road. The parking areas shall not be used for the storage of abandoned or defective vehicles or for any other purpose except parking in connection with Lessee’s permitted use of the Demised Premises. Neither Lessee nor Lessee’s employees, officers, agents, guests, invitees or other persons using the Common Improvements shall have any rights to any reserved parking space or area, and no special markings or signs may be placed on any parking spaces by Lessee.

1.03 Initial Term. The initial term of this Lease shall be for a period of fifteen (15) years, commencing upon the date of delivery of the Demised Premises (the “Delivery Date”), which shall be the date on which: (i) Substantial Completion of both the Project (as defined below) and Tenant Improvements (as defined below) has occurred; and (ii) Lessor has delivered possession of the Demised Premises to Lessee.

1.04 Rent Commencement Date. The payment of monthly rent for the Demised Premises shall commence on the Delivery Date and shall continue on the first day of each and every month thereafter for the remainder of the Lease term. If the Delivery Date is other than the first day of the month, the first month’s rent and the last month’s rent shall be prorated based on the actual number of days in such month.

Subject to delays caused by Force Majeure, for each day beyond May 1, 2015 that the Lessor is delayed in delivering the Demised Premises to Lessee, Lessee shall receive a day of free rent starting on the actual Rent Commencement Date.

1.05 Acceptance of the Demised Premises. By occupying the Demised Premises, Lessee shall be deemed to have accepted the condition of the building and other improvements constructed by Lessor as set forth in this Lease, subject to any written punch list of items agreed to between the parties to be completed by Lessor after Lessee’s occupancy. Lessor makes no representation or warranty as to the condition of the Demised Premises except as specifically set forth elsewhere in this Lease.

1.06 Renewal Option. Provided and upon the condition that the Lessee shall not then be in default under any of the terms of this Lease Agreement at the time of the exercise of the option and at the commencement date of the renewal term, this Lease may be renewed pursuant to the terms and conditions of Exhibit I, which is attached hereto and made a part hereof.

1.07 Option to Lease Additional Property. Lessor grants to Lessee the option to lease real property adjoining the Demised Premises pursuant to the terms and conditions set forth on Exhibit C, which is attached hereto and made a part hereof.

ARTICLE II

CONSTRUCTION OF BUILDING AND OTHER IMPROVEMENTS

2.01 Lessor’s Construction of Building and Other Improvements. Lessor agrees to construct a 145,800 square foot office building and related improvements (the “Project”) in substantial accordance with the plans and specifications attached hereto and made a part hereof, labeled Exhibit D (“Project Plans and Specifications”). Lessor agrees to commence construction of the Project on or about December 1, 2013. Lessor agrees to use its best efforts to complete the Project according to the construction contract on or before January 1, 2015 (the “Scheduled Completion Date”). If performance is delayed for reasons or causes beyond the reasonable control of Lessor (including, but not limited to, acts of God, weather conditions, labor or material shortages, casualty losses or unforeseen construction defects) the completion date for the Project shall be extended accordingly.

2.02 Tenant Improvements. Lessor agrees to complete or cause to be completed the interior of the building as described on the attached Exhibit F (“Work Letter”) substantially in accordance with the plans and specifications (hereinafter “Floor Plans and Specifications” or “Tenant Improvements”) provided by the Lessee to Lessor. Lessee agrees to provide Lessor with the Floor Plans and Specifications no later than eight months prior to the Project’s Scheduled Completion Date (the “Plans Due Date”). The Floor Plans and Specifications shall become a part of this Lease and be labeled as Exhibit E. Lessor agrees to use its best efforts to complete the Tenant Improvements according to the Floor Plans and Specifications on or before the Scheduled Completion Date.

Lessor agrees to pay up to $35.00 per square foot of Rentable Area (the “Tenant Allowance”) for the Tenant Improvements. Tenant Improvements include, but are not limited to, ceiling grid and tile, low pressure duct system to each HVAC box, any additional electric systems or generators in excess of normal office use, construction of interior walls and floor coverings. Costs for all space planning and construction documents related to the Tenant Improvements are the responsibility of Lessee. Such costs exceeding the Tenant Allowance are hereinafter defined as “Excess Costs”.

2.03 Construction Conditions. Lessee agrees to bear any Excess Costs plus an additional charge of five percent (5%) of such excess to cover Lessor’s overhead, by payment to Lessor within ten (10) days after demand for such sums. If any act or omission by Lessee (including, without limitation, any delay caused in the delivery of Floor Plan and Specifications to Lessor or any changes requested therein) increases the cost of labor or materials or the time required for completion of construction, Lessee agrees to reimburse Lessor for such labor or material increase at the time the increase is incurred. If the act or omission by Lessee results in a delay of Lessor’s completion of the Project, then Lessee agrees to commence paying all rent provided for in this Lease from the date that the Project would have been completed but for the delay or delays caused by Lessee. All amounts payable by Lessee to Lessor under this Section shall be deemed to be Rent (hereinafter defined) for all purposes under this Lease Agreement.

During construction Lessor agrees to bear the risk of loss to the Tenant Improvements and agrees to maintain builder’s risk insurance coverage. Lessee agrees not to exercise any control or supervision over the contractors or subcontractors constructing the building, the Tenant Improvements or the Common Improvements.

2.04 Lessee’s Right to Enter. Lessor agrees that Lessee may, at its option, enter the Project for the limited purposes of inspecting the Tenant Improvements during the construction, and that Lessee may, in its discretion and at its own cost, make whatever installations thereof as are approved in advance by Lessor which Lessee deems necessary as soon as it can do so without interfering with the construction of the Project; provided, however, that Lessee shall bear the risk of loss caused by the installation of fixtures prior to completion of construction. Lessee understands that Lessee’s right hereunder does not allow Lessee the right to commence operations until Lessor has delivered the Demised Premises to Lessee.

2.05 Occupancy. The Demised Premises shall be ready for occupancy on such date that both the Project and Tenant Improvements are Substantially Complete which is defined as (i) the supervising architect certifies both the Project and the Tenant Improvements have been substantially completed; (ii) all Certificates of Occupancy have been issued by the City of Charleston; or (iii) Lessee takes occupancy of the Demised Premises.

ARTICLE III

RENT

3.01 Rent. Beginning on the Rental Commencement Date and continuing throughout the full term of this Lease, Lessee agrees to pay to Lessor without notice, demand, reduction, abatement, set off or any defense, the rent as specified herein, in advance on or before the first day of each month.

(a) Rent During Initial Term. The annual rent during the first (1) year of the initial term of the Lease shall be Thirty and 05/100 Dollars ($30.05) per square foot of Rentable Area. This amount will be due and payable in equal, consecutive monthly installments on or before the first day of each month.

(b) Rent Increases During Initial Term and Renewal Term. The rent for each subsequent year of the initial term and for each year of the renewal term shall be increased by three (3.00%) percent of the rent paid for the preceding Lease Year as defined below.

3.02 Late Payments. All unpaid rent and other sums of whatever nature owed by Lessee to Lessor under this Lease Agreement and remaining unpaid five (5) days after the due date shall bear a late penalty equal to ten (10%) percent of the then amount due which shall be deemed to be additional rent hereunder. Acceptance by Lessor of any payment from Lessee hereunder in an amount less than that which is currently due shall in no way affect Lessor’s rights under this Lease Agreement and shall in no way constitute an accord and satisfaction.

ARTICLE IV

OPERATING EXPENSES

4.01 Operating Expense Increases. During the initial term and renewal term of this Lease, the annual rent shall be adjusted for increases in Operating Expenses, (as hereinafter defined), in the following manner:

(a) The rent includes an annual expense stop (the “Expense Stop”) of Five and 05/100 Dollars ($5.05) per square foot of the Rentable Area. The first year’s Estimated CAM and Operating Expenses are attached hereto as Exhibit G. Each full twelve-month calendar period from the beginning of the Rent Commencement Date shall be a “Lease Year.” Commencing with the beginning of the second Lease Year, Lessee shall be responsible for its proportionate share of the cost of Operating Expenses over the Expense Stop amount stated herein, which amount (so estimated by Lessor) shall be paid by Lessee until such time as actual expenses are available (after the end of the initial Lease Year and successive Lease Years), when the proportionate share shall be adjusted pursuant to this Lease, to reflect the prior year’s expenses. In no event will Lessor be liable to reimburse Lessee for any expense adjustment to the amount that is less than the amount incurred during the initial Lease Year. Operating Expenses which are not directly attributable to the Demised Premises shall be prorated by dividing the total number of square feet of Rentable Area in the Demised Premises by the total number of Rentable Area in the Demised Premises plus any future Building constructed by Lessor or its successor on the real property adjoining the Demised Premises.

(b) Lessor agrees to furnish Lessee annual statements prepared by the chief financial officer or manager of Lessor and certified by such officer, partner or an independent certified public accountant showing Operating Expenses for the Lease Year. If Operating Expenses during the Lease Year are greater than the expense stop amount, Lessee shall pay its share of the overage to Lessor within thirty (30) days from receipt of such certified statements. As used in this Article, “Operating Expenses” shall include only those items customarily considered in good accounting practice to be building operating expenses, such as ordinary or extraordinary repairs not covered by insurance, maintenance, cleaning, janitorial services, utilities, supplies, real estate taxes, common area maintenance and assessment charges, premiums for fire, casualty and liability insurance with respect to the improvements on the Demised Premises, and management fees not in excess of three percent (3%) of gross rent. Lessee is not liable for increases in controllable expenses over the previous lease year in excess of three percent (3%).“Controllable Expenses” means all Operating Expenses other than taxes, insurance, reasonable third party maintenance and utilities, provided that insurance premiums paid for the Demised Premises shall not increase by reason of any action or inaction of Landlord that causes such increase. Operating Expenses shall not include any expenses related to financing, depreciation, amortization, costs of a capital nature, costs for which Lessee or other occupants of the Building are charged other than pursuant to the Operating Expense clauses, costs of procuring lessees, attorneys’ fees, accounting fees, nor administrative salaries and wages except for personnel working exclusively for the buildings using the Common Improvements. Operating Expenses shall include only those costs actually paid by Lessor.

(c) Provided Lessee is not in default under the terms of this Lease and subject to the terms hereof, Lessee (or its designated representative), at its sole expense, shall have the right once per calendar year during the Term to audit Lessor’s books and records relating to the Operating Expenses for the immediately preceding two (2) calendar years. This audit must take place on a mutually agreeable date during reasonable business hours at Lessor’s office and only after Lessee has given Lessor at least three (3) days prior written notice of the date and time Lessee desires to commence such audit. If Lessee elects to audit Lessor’s books and records, Lessee shall have the right to perform an audit of the Operating Expenses for the immediately preceding two (2) calendar years, such audit to be conducted by a reputable accounting firm. If any such audit reveals an error by Lessor resulting in an overcharge to Lessee, then Lessor shall promptly reimburse Lessee for the amount erroneously charged to Lessee. Likewise, if any such audit reveals an error resulting in Lessee being undercharged, then Lessee shall promptly reimburse Lessor for the amount of such deficiency. If any audit performed by Lessee reveals that the Operating Expenses in total have been overstated by more than five percent (5%), Lessor shall pay and/or reimburse Lessee for the cost of the audit.

ARTICLE V

SERVICES

5.01 Services. Subject to conditions beyond Lessor’s control, Lessor agrees, at its expense (up to the annual expense stop), to:

(a) Provide individual utility metering controlled by Lessee.

(b) Maintain the lavatories and toilets in good working order; keep them in a clean and safe condition, well lighted and well ventilated.

(c) Furnish hot and cold water for lavatory purposes.

(d) Furnish electric current for lighting and general office purposes and for parking areas.

(e) Provide and install initial light tubes, flood lamps and bulbs. Lessee is responsible for labor and materials for replacement of all light bulbs.

(f) Keep the sidewalks, corridors, stairways, and all other means of ingress and egress to the Common Improvements clean, in good repair and safe condition, well-marked, and well lighted.

(g) Keep all lawns, shrubbery and trees on the grounds of the Common Improvements in good order and condition and neat in appearance, and replant grass and shrubbery when necessary to maintain the Common Improvements in good appearance and condition.

(h) Provide Lessee access to the Common Improvements twenty-four (24) hours per day, seven (7) days per week.

5.02 Janitorial Duties. Lessee agrees to be responsible for all building janitorial services including the windows, fixtures and furnishings therein, and during the business week will provide for the daily removal and disposal of wastepaper and rubbish. Lessee agrees to be responsible for the following minimum janitorial services:

(a) Each night from Monday through Friday empty wastepaper baskets and remove refuse from the Demised Premises and Common Improvements, dust office furniture, equipment, and sweep non-carpeted floors with chemically treated cloths, vacuum clean the carpeting and clean the toilets and lavatory facilities.

(b) At least monthly or more frequently when necessary wash non-carpeted floors, spot clean the carpeting and dust venetian blinds.

(c) At least annually, wash windows on both sides.

(e) Provide adequate vermin and pest control services.

5.03 Carpet and Window Coverings. Lessee agrees to maintain the carpeting, partition base, and window coverings throughout the Demised Premises in good condition and repair, including but not limited to, spot cleaning and periodic general cleaning and shampooing.

ARTICLE VI

TAXES AND ASSESSMENTS

6.01 Taxes and Assessments. Lessee agrees to pay any taxes, documentary stamps or assessments of any nature imposed or assessed upon the Demised Premises or Lessee’s occupancy of the Demised Premises or upon Lessee’s furniture, furnishings, trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Demised Premises and owned by or in the custody of Lessee promptly as all such taxes or assessments may become due and payable without any delinquency. If applicable in the jurisdiction where the Demised Premises are located, Lessee shall pay and be liable for all rental tax (only to the extent such rental tax is levied in lieu of ad valorem property taxes against the Demised Premises), sales, use and inventory taxes, fees in lieu of taxes, or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid by Lessor by Lessee under the terms of this Lease. Such payment shall be made by Lessee directly to such governmental body if billed to Lessee, or if billed to Lessor, such payment shall be paid concurrently with the payment of monthly rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein. Notwithstanding the foregoing, Lessee shall have the right, at its sole cost and expense, to contest such taxes, and upon contesting the amount of such taxes. Lessee shall deposit the amount of such taxes into an escrow account reasonably acceptable to Lessor.

Lessee shall timely pay directly to the applicable governmental taxing authorities any and all taxes with respect to any and all of Lessee’s personal property, leasehold improvements, trade fixtures, inventory or other personal property which shall at any time be situated at the Demised Premises or on the Common Improvements.

ARTICLE VII

INSURANCE

7.01 Fire and Extended Coverage Insurance. During the initial term and the renewal term of this Lease, Lessor covenants and agrees to maintain a policy or policies of insurance on the Demised Premises, including Improvements therein, providing insurance protection against risks of direct physical loss, specifically including protection against damage or destruction by fire, flood and other casualties excluding earthquake coverage, and vandalism coverage. Said insurance coverage shall be in the amount equal to a minimum of the Lessor’s cost in the building, including the permanent improvements thereon, under a policy or policies issued by responsible insurance companies authorized to do business in the State of South Carolina. The Lessee agrees that it will not do or keep anything in or about the Demised Premises or the Common Improvements which will violate the terms of Lessor’s insurance policies or which will prevent the Lessor from procuring such policies without penalty in companies acceptable to Lessor.

7.02 Insurance by Lessee. Lessee covenants and agrees, at its sole cost and expense, to maintain a policy of insurance on the interior of the Demised Premises and upon its personal property, fixtures, equipment and merchandise therein, providing insurance protection against risks of direct physical loss, specifically including protection against damage or destruction by fire, flood and other casualties, excluding earthquake, and vandalism insurance.

7.03 Lessee’s Liability Insurance. The Lessee agrees to indemnify, hold and save the harmless, and to protect and defend Lessor, at all times during the initial term and renewal term of this Lease, from and against any losses, damages, costs, or expenses on account of any claim for injury by a third party, including death or damage either to person or property sustained by the Lessor which arises out of the use and occupancy of the Demised Premises or the Common Improvements by the Lessee, its agents, employees, invitees, and customers (except those resulting from Lessor’s gross negligence or willful acts). Lessee agrees to give Lessor prompt written notice of all claims made against the Lessee that come within the scope of the indemnification in this Section and agrees not settle any such claim without the Lessor’s written consent. In connection herewith, Lessee shall, at its own expense, provide and keep in force, for the benefit and protection of the Lessor and Lessee as their respective interests may appear, and with the Lessor as an additional insured, a general liability policy or policies in standard form issued by reliable companies approved by Lessor and licensed to do business in the State of South Carolina, with minimum limits of $2,000,000.00 combined single limits coverage. A renewal policy shall be obtained not less than ten (10) days prior to the expiration of any policy and a certificate of the insurer evidencing such insurance, with proof of payment of premium, shall be provided to Lessor.

7.04 Subrogation. All insurance policies required by this Article shall contain a waiver of any right of subrogation by any such insurer against either party. Each of the parties hereby waives any rights it may have against the other party on account of any loss or damage to its property (including the Common Improvements and its contents) which arises from any risk ordinarily covered by fire and extended coverage insurance or any other insurance required to be carried hereunder, whether or not such other party may have been negligent or at fault in causing such loss or damage. Each party shall obtain a clause or endorsement in the policies of such insurance, which either party obtains in connection with the Common Improvements to the effect that the insurer waives, or shall otherwise be denied, the right of subrogation against the other party for loss covered by such insurance.

ARTICLE VIII

REPAIRS

8.01 Repairs. All repairs, both ordinary and extraordinary, to the Demised Premises, excluding the Common Improvements, including but not limited to, the plumbing, heating, air-conditioning, electric wiring, and lighting apparatus, necessary to keep them in proper order shall be made by Lessee at Lessee’s expense. Any repairs, changes, or additions to the Common Improvements which may be required in order to bring the

Common Improvements into compliance with any Federal, State, or municipal law, statute, ordinance, decision, rule or regulation shall be made by Lessor at Lessor’s expense.

8.02 Alterations and Remodeling. After the commencement of initial term of this Lease, with the prior written consent of the Lessor, which shall not be unreasonably withheld, Lessee may, at Lessee’s expense, make such alterations, additions, decorations and changes to the interior of the building and exterior lighting of the Common Improvements as it deems necessary for its purposes provided that the value of the buildings and improvements are not thereby diminished subject to the following conditions:

(a) That if any such work increases any insurance premiums, taxes, or other costs or expenses relating to the Common Improvements, Lessee shall timely and fully pay and satisfy same.

(b) That no casualty or mechanics or materialmen’s claims or liens shall be created upon the Common Improvements or elsewhere by reason of or with respect to the work or a condition of the Common Improvements thereafter resulting from said work; and

(c) That upon expiration or any earlier termination of the Lease Agreement, Lessee shall, at its cost and expense, upon the election of Lessor, promptly remove the alterations and repairs and restore the Demised Premises to the condition existing prior to installation of the same. Any and all alterations, additions and improvements to the Common Improvements (other than inventory and trade fixtures) installed by or on behalf of Lessee shall immediately, at Lessor’s option, become part of the Common Improvements and at the expiration or other termination of this Lease Agreement shall be surrendered to the Lessor.

ARTICLE IX

USE AND CONDUCT OF BUSINESS

9.01 Use of the Demised Premises. Lessee agrees to use and occupy the Demised Premises solely for office purposes.

9.02 Nuisance. Lessee agrees not to create or allow any public or private nuisance to exist at the Demised Premises, and to abate any such nuisance that may arise, promptly and free of expense to Lessor.

9.03 Compliance with Laws, Rules and Regulations. Lessee agrees to comply with all applicable governmental laws, ordinances, orders, rules and regulations of all federal, state and municipal governments and appropriate departments, commissions boards and officers thereof. Addtionally, Lessee agrees to comply with Lessor’s Rules and Regulations set forth in Exhibit H attached hereto and made a part hereof.

9.04 Zoning. Lessee acknowledges that the use of the Demised Premises and the Common Improvements is subject to any applicable regulations, zoning ordinances, including Planned Development Districts, if applicable, of any governmental authority and Lessee agrees to be bound by all terms and conditions imposed by such governmental authority, including any traffic restrictions, use restrictions and other conditions which plan approval is conditioned upon and all present and future zoning laws, ordinances, resolutions and regulations of any appropriate governmental authority.

9.05 Lessee’s Right to Contest Regulations. Lessee shall have the right, after notice to Lessor to contest by appropriate legal proceedings, without cost or expense to Lessor, the validity of any law, ordinance, order, rule, and regulation or requirement of the nature herein referred to and to postpone Lessee’s compliance with the same, provided such contest shall be promptly and diligently prosecuted by and at the expense of Lessee so that Lessor shall not thereby suffer any civil liability, or be subjected to any criminal prosecution, penalties, or sanctions and that Lessee shall properly protect and save harmless Lessor against any liability and claims for any such non-compliance or postponement of compliance.

ARTICLE X

QUIET ENJOYMENT

10.01 It is a condition of this Lease Agreement that Lessor has a good and marketable title to the Common Improvements free and clear of all liens and encumbrances except those to which Lessee has specifically consented in writing; that Lessor has the right to lease the same; that Lessor warrants and will defend Common Improvements unto Lessee against the lawful claims of all persons whomsoever; that so long as the rents are being paid in the manner herein provided and the covenants, conditions and agreements herein being all and singularly kept, fulfilled and performed by Lessee, Lessee shall lawfully, peacefully and quietly hold, occupy and enjoy the Common Improvements during the term herein granted without any let, hindrance, ejection or molestation by Lessor or any person claiming under Lessor.

ARTICLE XI

ENVIRONMENTAL

11.01 Lessor’s Environmental Warranty. Prior to the signing of this Lease Agreement, Lessor has not caused or permitted persons with whom Lessor has contracted to cause (a) any violation of any federal, state or local law, ordinance, or regulation enacted related to environmental conditions on or about the Common Improvements, including, but not limited to soil and groundwater conditions, nor (b) engaged in the use, generation, release, manufacture, production, processing, storage, or disposal of any Hazardous Substance (as hereinafter defined) on, under, or about the Common Improvements. The term “Hazardous Substance” as used herein shall include, without limitation, flammable, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic products, and substances declared to be hazardous or toxic under any law or regulation promulgated by any governmental authority.

11.02 Hazardous Waste. Lessee covenants and warrants that it will not knowingly cause or permit to be brought upon the Common Improvements or installed in any buildings or improvements thereon any asbestos in any form, urea formaldehyde insulation, transformers or any other equipment which contain dielectric fluid containing levels of polychlorinated biphenyl in excess of fifty parts per million of any other chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal or state authority or which may or could pose a hazard to the health or safety of the occupants of the Common Improvements or the owners of the property adjacent to the Common Improvements . The Lessee shall not install, store, use, treat, transport or dispose of on the Common Improvements any regulated hazardous or toxic materials or waste, and in the event of any such installation, storage, use, treatment, presence, transportation or disposal during the term of this Lease Agreement, the Lessee shall remove any such hazardous materials or waste and comply with the regulations and orders of any authority having jurisdiction of the same, all at the expense of the Lessee, including necessary removal, cleanup or other remediation, and if Lessee shall fail to proceed with such removal or comply with such regulations or orders, the Lessor may declare this Lease Agreement in default. Lessee shall indemnify Lessor and hold Lessor harmless from any and all losses, damages or expenses which may be incurred by Lessor for the presence or removal from the Common Improvements of any such hazardous materials or waste caused by any activity of Lessee on the Common Improvements and the liability of the Lessee to Lessor under the Covenants hereof shall survive termination of this Lease Agreement or any transfer of the leasehold estate or the fee estate by either Lessor or Lessee.

ARTICLE XII

SIGNAGE

12.01 Lessee may after Lessor’s approval, at Lessee’s expense, furnish and install an identification sign in front of or attached to the Demised Premises, which bears the name of Lessee’s business and/or logo provided, however, such signs shall meet the standards (i.e., color and quality) of the Daniel Island Office Park Guidelines.

ARTICLE XIII

DESTRUCTION

13.01 If,	during the initial term or renewal term of this Lease, the Common Improvements and/or Demised Premises are:

(a) destroyed by fire or any other casualty whatsoever, or;

(b) partially destroyed so as to render the Demised Premises unfit for occupancy or Lessee’s reasonable beneficial use and enjoyment or conduct of Lessee’s usual business therein, or;

(c) destroyed by a casualty which is not covered by Lessor’s insurance, or if such casualty is covered by Lessor’s insurance but a mortgagee of Lessor or other party entitled to insurance proceeds fails to make such proceeds available to Lessor in an amount sufficient for restoration of the Demised Premises and/or Common Improvements (provided, however, that Lessor agrees to make a good faith effort to have such mortgagee make such proceeds available for full restoration or rebuilding);

then Lessor shall make its reasonable determination as to the length of time to complete such repairs within thirty (30) days of the casualty and shall notify Lessee of same as provided herein. In the event restoration is reasonably estimated by Lessor to take more than one hundred twenty (120) days from the date of the destruction or casualty, or in the event the above described destruction or casualty should occur within the last two (2) years of the Lease, then Lessor or Lessee shall have the right to terminate this Lease Agreement. In the event that the Lease Agreement is terminated in accordance with the foregoing provisions, Lessee shall surrender within thirty (30) days of notification the Demised Premises and Common Improvements and interest therein, and Lessee shall pay rent only to the time of such destruction or casualty.

In case of the total or partial damage or destruction to the Demised Premises and/or Common Improvements, Lessor shall re-enter and repossess the same or any part thereof for the purpose of removing or repairing the loss or damage and shall proceed with due diligence to the repair of same unless, under the foregoing provisions of this Article XIII, the Lease Agreement shall have been terminated. The Rent during the period of such repairs shall be wholly abated if all of the Demised Premises and/or Common Improvements have been thus repossessed by Lessor or otherwise made unavailable to Lessee for Lessee’s reasonable beneficial use and enjoyment or Lessee’s conduct of Lessee’s usual business therein for the purpose of repair for the period that Lessee has been dispossessed; and if only a portion of the Demised Premises and/or Common Improvements is thus repossessed or otherwise unavailable to Lessee for Lessee’s reasonable beneficial use and enjoyment or Lessee’s conduct of Lessee’s usual business therein, the Rent shall be abated for such dispossession or unavailability pro rata, based on the portion of the Demised Premises and/or Common Improvements thus repossessed or rendered unavailable during the period of repossession or unavailability. Any Rent abatement under this Article XIII shall commence as of the date of the destruction.

Lessor shall not be required to rebuild, repair, or replace any part of the personal property, furniture, equipment, fixtures, and other improvements which may have been placed by Lessee or other lessees within the Demised Premises or Common Improvements, unless the damage thereto is caused by the sole negligence or willful act or omission or default hereunder of Lessor or Lessor’s agents, employees, subtenants, assignees, or independent contractors. Any insurance which may be carried by Lessor or Lessee for damage to the Demised Premises or to any personal property, fixtures, and related items therein shall be for the sole benefit of the party carrying such insurance and under its sole control; provided, however, Lessor shall carry insurance for the benefit of Lessor and Lessee sufficient to cover the full replacement cost of the shell of the Demised Premises and an amount equal to the initial Tenant Improvements, and other improvements that Lessor shall have liability therefore under Article VII.

Should the Demised Premises or the Common Improvements be destroyed or damaged by fire or other casualty that is due to the negligence or willful or wanton conduct of Lessee or Lessee’s agents, employees, subtenants, assignees or independent contractors, Lessor may repair such damage, and there shall be no apportionment or abatement of Rent.

ARTICLE XIV

CONDEMNATION

14.01 Lessor, within ten (10) days of Lessor’s receipt of any notice of the institution of condemnation proceedings or threat thereof with respect to all or any part of the Common Improvements, shall give written notice to Lessee of the same. Lessee shall have the option to terminate this Lease within sixty (60) days after receipt of said notice from the Lessor should such condemnation affect twenty percent (20%) or more of the Demised Premises and Lessee reasonably determines that such condemnation will interfere with Lessee’s ability to continue its business operations in substantially the same manner as existed prior to the condemnation or deed in lieu thereof. Lessee’s obligation under this Lease including but not limited to Lessee’s obligation to pay rent hereunder, shall cease upon Lessee’s termination of this Lease pursuant to the terms of this Section; however, the Lessee shall be obligated to pay all rent due on or before the date of termination down through the date Lessee surrenders possession of the Demised Premises to the Lessor. Lessor shall be entitled to the entire condemnation award based on the value of the real property. Lessee may assert a separate claim to the condemning authority for its damages.

ARTICLE XV

DEFAULT

15.01 Default by Lessee. The occurrence of any of the following events shall constitute a default under this Lease Agreement:

(a) Lessee fails to pay any installment of rent within ten (10) business days after such installment is due, and fails to cure such delinquency within five (5) business days after actual receipt of written notice thereof by Lessee from Lessor:

(b) Lessee fails to pay any additional item or any other charge or sum required to be paid by Lessee hereunder within thirty (30) days after actual receipt of written notice thereof by Lessee from Lessor;

(c) Lessee fails to perform or commence in good faith and proceed with reasonable diligence to perform any of its covenants under this Lease Agreement within thirty (30) days after actual receipt of written notice thereof by Lessee from Lessor.

15.02 Lessor’s Remedies. In the event Lessee is in default pursuant to the conditions set forth in Section 15.01 above, Lessor, during the continuation of such default, shall have the option of pursuing either of the following remedies:

(a) Lessor may terminate this Lease Agreement, in which event Lessee immediately shall surrender possession of the Demised Premises. All obligations of Lessee under the Lease Agreement, including Lessee’s obligation to pay rent under the Lease Agreement, shall cease upon the date of termination except for Lessee’s obligation to pay rent due and outstanding as of the date of termination.

(b) Lessor, without terminating the Lease Agreement, may require Lessee to remove all property from the Demised Premises within thirty (30) days so that Lessor may re-enter and re-let the premises to minimize Lessor’s damages. In the event Lessee shall fail to remove all property within thirty (30) days after said demand, Lessor shall be entitled to remove Lessee’s property to a storage facility, and all reasonable costs of such removal and storage shall be deemed additional rent under the Lease Agreement for which Lessee is responsible for payment. Lessor may enforce all of its rights and remedies under this Lease Agreement, including the right to recover the rent as it becomes due hereunder, provided that Lessor shall have an affirmative obligation to use Lessor’s best efforts to re-let the Demised Premises and to mitigate its damages under the Lease Agreement.

(c) If this Lease Agreement is terminated as set forth, Lessor may re-let the Demised Premises (or any portion thereof) for such rent and upon such terms as Lessor is able to obtain (which may be for lower or higher rent, and for a shorter or longer term), and Lessee shall be liable for all damages sustained by Lessor, including but not limited to any deficiency in Rent for the duration of the Lease Term (or for the period of time which would have remained in the Lease Term in the absence of any termination, leasing fees, attorneys’ fees, other marketing and collection costs and all expenses of placing the Demised Premises in first class rentable condition).

(d) Nothing contained herein diminishes any right Lessor may have under South Carolina law to sue Lessee for damages in the event of any default by Lessee under this Lease Agreement, or from pursuing any other remedy available to Lessor at law or in equity.

ARTICLE XVI

LESSEE’S RIGHT TO SUBLEASE AND ASSIGN

16.01 Lessee may not sublet the Demised Premises or assign this Lease Agreement without the prior written consent of the Lessor, which shall not be unreasonably withheld or delayed and if such consent is granted, Lessee shall remain liable to Lessor for the faithful performance of all of the covenants and conditions, including rental payment, required to be kept and performed under the terms of this Lease Agreement. Any assignment by operation of law as a result of a corporate merger or re-organization shall not require the previous written consent of Lessor. Notwithstanding anything contained in this Lease Agreement to the contrary and provided such transfer does not change the use as allowed in Paragraph 9.01, Lessee shall have the right, without obtaining the consent of Lessor, to assign, sublet or otherwise transfer Lessee’s interest in or under this Lease Agreement to Lessee’s parent corporation, any subsidiary of Lessee or to any other affiliate of Lessee (collectively, “Permitted Transfer”). In addition, Lessee shall not be required to comply with any other requirements under this Lease Agreement which relates to an assignment, subletting or other transfer of Lessee’s interest hereunder (including, without limitation, payment of any transfer fee) if such assignment, subletting or other transfer is a Permitted Transfer. However, no Permitted Transfer shall relieve Lessee from any obligations under this Lease Agreement.

16.02 Violation. Any violation of any provision of this Lease Agreement, whether by act or omission, by any assignee or subtenant of Lessee, shall be deemed a violation of such provision by the Lessee, it being the intention and meaning of the parties hereto that the Lessee shall assume and be liable to the Lessor for any and all acts and omissions of any and all assignees or subtenants of Lessee. If the Demised Premises or any part thereof is sublet or occupied by any person other than the Lessee, Lessor, in the event of Lessee’s default, may and is hereby empowered to collect rent from the subtenant or occupant; the Lessor may apply the net amount received by it to the rent herein reserved and no such collection shall be deemed a release of the Lessee from the further performance of the covenants herein contained.

ARTICLE XVII

LESSOR’S RIGHT TO MORTGAGE AND SELL

17.01 Estoppel Certificate. Within five (5) days after written request therefor by either Lessor or Lessee to the other, or in the event that upon any sale, assignment, mortgage or hypothecation of the Demised Premises or a leasehold loan by Lessee of its leasehold estate herein, an estoppel statement shall be required from Lessor or Lessee. Lessor and Lessee agree to deliver to each other, in recordable form, a certificate to any proposed mortgagee or purchaser, certifying that this Lease Agreement is in full force and effect, that there are no defenses thereto, or stating those claimed by Lessor or Lessee, and as to such other matters as may be reasonably requested.

17.02 Subordination and Attornment. Upon Lessor’s request, during the term of this Lease Agreement, Lessee shall execute a subordination agreement in recordable form wherein Lessee shall agree that this Lease Agreement is and shall be subordinate to the lien of any mortgages in any amount or amounts on all or any part of the land or buildings comprising the Property, or on or against Lessor’s interest or estate therein; provided that such subordination agreement shall recite that the subordination of Lessee’s interests pursuant thereto are subject to the agreement by the mortgagee named in any such mortgage and to any purchaser at a sale pursuant to foreclosure thereof, to recognize the Lease Agreement of Lessee in the event of foreclosure of any such mortgage if Lessee is not in default under the Lease Agreement. Lessee covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease Agreement to the lien of any such mortgage as may be required by the Lessor within ten (10) days of demand therefor. Notwithstanding anything hereinabove contained, in the event the holder of any such mortgage shall at any time elect to have this Lease Agreement constitute a prior or superior lien to its mortgage, then and in such event upon any such mortgage holder notifying Lessee to that effect, this Lease Agreement shall be deemed prior and superior in lien to such mortgage irrespective of whether this Lease Agreement is dated prior to or subsequent to the date of such mortgage or lease.

If Lessor enters into one or more mortgages and Lessee is advised in writing of the name and address of the mortgagee under such mortgage, then this Lease Agreement shall not be terminated or canceled on account of any default by the Lessor in the performance of any of the terms, covenants or conditions hereof on its part contained, until Lessee shall have given written notice of such default to such mortgagee, specifying the default, in which event such mortgagee shall have the right to cure Lessor’s default as otherwise provided herein and which cure shall be accepted by Lessee.

Lessee shall, in the event any proceedings are brought for the foreclosure of or in the event of sale under any mortgage made by the Lessor covering the Premises, attorn to the purchaser upon any such foreclosure of sale and recognize such purchaser as the Lessor under this Lease Agreement.

As a condition of Lessee’s obligations under the Lease, Lessor shall deliver a subordination, non-disturbance and attornment agreement in a form satisfactory to Lessor’s mortgage lender and shall cause Lessor’s mortgage lender to execute said agreement and thereafter record it at the Berkeley County R.O.D. Office.

17.03 Transfer of Lessor’s Interest. Lessor shall have the right to convey, transfer or assign, by sale or otherwise, all or any part of its interest in this Lease Agreement or the Property at any time and from time to time and to any person, subject to the terms and conditions of this Lease Agreement. All covenants and obligations of Lessor under this Lease Agreement shall not cease upon the execution of such conveyance, transfer or assignment, but such covenants and obligations shall run with the land and shall be binding upon any subsequent owner thereof.

ARTICLE XVIII

SURRENDER OF PREMISES

18.01 Trade Fixtures. All equipment and every other item of property not permanently attached to the Demised Premises and not paid for by Lessor, and any of such items leased by Lessee under bona fide leases from third party owners, are to remain and be the property of Lessee and Lessee is to have the right and privilege of removing any and all such property and equipment at any time during the continuance of this Lease Agreement or any extensions hereof and within thirty (30) days thereafter. In the event the aforesaid equipment is not removed by Lessee within said thirty (30) day period, title thereto shall automatically pass to and vest in Lessor. If said equipment is removed, Lessee shall restore the Demised Premises to their condition prior to the removal of such property. It is further understood and agreed that the buildings and structures installed on the Property by Lessor, may not be removed by Lessee at the termination of this Lease Agreement.

18.02 Surrender. The Lessee shall on the expiration or the sooner termination of the Lease Agreement surrender to Lessor the Property, including all buildings, replacements, changes, additions, and improvements constructed or placed by the Lessee thereon, except for all moveable trade fixtures, equipment, and personal property belonging to the Lessee, broom-clean, free of sub-tenancies, and in good condition and repair, reasonable wear and tear excepted.

ARTICLE XIX

LESSOR-AGENT AGREEMENT

19.01 The Lessor and the Lessee each respectively represents and warrants to the other that no real estate broker or other person is entitled to a fee, commission, or any other remuneration in respect of the execution or performance of this Lease Agreement; and each of the Lessor and the Lessee hereby covenants and agrees to hold the other harmless from any fee, commission, cost or damage incurred as a result of any breach of the foregoing warranties.

ARTICLE XX

SECURITY DEPOSIT

(INTENTIONALLY OMITTED)

ARTICLE XXI

MISCELLANEOUS

21.01 Lessor’s Entry. The Lessor shall have the right to enter upon the Demised Premises and Common Improvements at all reasonable times without prior notice during the term of this Lease Agreement for the purposes of inspection, maintenance, repair and alteration and to show the same to prospective lessees or purchasers.

21.02 Nature and Extent of Agreement. This Lease, all Exhibits attached hereto and all documents referenced in the Exhibits contain the entire agreement of the parties regarding the terms and conditions of this Lease and there are no oral or written conditions, terms, understandings, or other agreements pertaining thereto which have not been incorporated herein. This Lease may be amended from time to time only by written addendum signed by both parties. This Lease creates only the relationship of Lessor and Lessee between the parties hereto as to the Demised Premises; and nothing herein shall in any way be construed to impose upon either party hereto any obligations or restrictions not herein expressly set forth

21.03 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder to this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

21.04 Recording. This Lease shall not be recorded, however, upon the request of either party hereto the other party shall join in the execution of a memorandum or so-called “short form” of this Lease Agreement, in format substantially similar to Lease Addendum Number One, attached hereto and incorporated herein, for the purpose of recordation. Such memorandum or short form shall describe the parties, Demised Premises, the Common Improvements, the term of this Lease and shall incorporate this Lease by reference.

21.05 Attorneys Fees and Expenses. In the event either party commences any action (at law or in equity), the prevailing party in such action shall be entitled to an award of its costs and attorney’s fees incurred against the non-prevailing party whether the action be based on contract or tort theory, at all trial and appellate levels.

21.06 Notice. Any notice which Lessor or Lessee is required or desires to give to the other shall be deemed sufficiently given or rendered if in writing, either personally via hand delivery, or sent by certified or registered mail, postage or fees prepaid, or sent by recognized overnight courier (such as FedEx or DHL), service fees prepaid, to:

Lessor:	DIEC II, LLC c/o NRAI Corporate Services 2 Office Park Court, Suite 103 Columbia, SC 29223 Phone: 800-388-2123

Lessee:	Benefitfocus.com, Inc. 100 Benefitfocus Way Charleston, SC 29492 Attn: General Counsel Phone: (843)-849-7476

21.07 Applicable Law. Any controversy or claim arising out of or relating to this Lease Agreement shall be governed by the substantive and procedural laws of the State of South Carolina without consideration of the conflicts of law rules of said state.

21.08 Captions. The captions or headings at the beginning of articles and sections of this Lease are included for convenience only and in no way define, limit, or describe the scope of any provision hereof.

21.09 Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

21.10 Duplicate Counterparts. This Lease may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

21.11 Additional Documents. Each party shall, at the request of the other, execute, acknowledge, (if appropriate) and deliver such additional documents and instruments, and do such other acts as may be necessary or convenient to call out the purposes and intent of this Lease and to permit the Lessee to record this Lease Agreement, pursuant to 21.04, and grant security interests therein. This Lease may be signed in triplicate originals by the parties.

21.12 Addenda and Exhibits. If any addenda and/or exhibits are noted below, such addenda and exhibits are incorporated herein and made a part of this Lease.

Lease Addendum Number One- “Memorandum of Lease”

Lease Addendum Number Two- “Commencement Agreement”

Exhibit A- “Property”

Exhibit B- “Parking Layout”

Exhibit C- “Lease Option”

Exhibit D- “The Project”

Exhibit E- “Tenant Improvements”

Exhibit F- “Work Letter”

Exhibit G- “Estimated Expenses”

Exhibit H- “Rules and Regulation”

Exhibit I- “Renewal Option”

(The remainder of this page is intentionally left blank. Next page is signature page.)

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in their respective names by their duly authorized representatives, executing this instrument in triplicate originals, as of the day and year first above written.

IN THE PRESENCE OF:

Lessor: DIEC II, LLC

/s/ Claire Silwanowicz	By:	/s/ Chad Colman

Witness

Print Name: Chad Colman

/s/ Caitlin Green	Its:	Authorized Agent

Witness

Date of Execution: 12/13/13

Lessee: Benefitfocus.com, Inc.

/s/ Kimberly Allen	By:	/s/ Milton Alpern
Witness

/s/ Amanda Brening	Print Name: Milton Alpern

Witness	Its:	CFO

Date of Execution: 12/13/12

LEASE ADDENDUM NUMBER ONE

Memorandum of Lease

Prepared by and return to:

STATE OF SOUTH CAROLINA

MEMORANDUM OF LEASE

COUNTY OF BERKELEY COUNTY

THIS MEMORANDUM OF LEASE (“Memorandum”) is of that certain Lease Agreement dated December 13, 2013, including all Exhibits attached thereto (collectively, “Lease”), by and between DIEC II, LLC, a South Carolina limited liability company (“Lessor”) and Benefitfocus.com, Inc., a South Carolina corporation (“Lessee”).

W I T N E S S E T H:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor leases to Lessee the demised premises located in Berkeley County, South Carolina, and as more particularity shown on Exhibit A incorporated herein by reference (“Demised Premises”) for a term beginning on the Lease Commencement Date and continuing for a period of fifteen (15) years from such date, unless sooner terminated in accordance with the terms of the Lease. In addition, Lessee has five (5) 1-year periods to extend the term of the Lease. The provisions set forth in said unrecorded Lease, together with all the Exhibits attached thereto, and any amendments entered into by the parties subsequent to this Memorandum between Lessor and Lessee are hereby incorporated into this Memorandum by reference.

Depending on the requirements of the then beneficiary, this Lease and Lessee’s rights under the Lease will either be subordinate or superior to the lien of the mortgage (“Mortgage”) which is a lien against the building in which the Demised Premises are located whether the Mortgage is currently a lien on the Demised Premises or subsequently becomes a lien on the Demised Premises. No further agreements or documents shall be required to render the Lease and/or the Lessee’s rights subordinate or superior to the Mortgage.

This Memorandum is not a complete summary of the Lease, and the provisions contained herein shall not be construed to interpret the terms thereof. In the event of a conflict between this Memorandum and the unrecorded Lease, said Lease shall control. Upon the expiration of the stated Lease term, this Memorandum shall automatically terminate.

1

Upon a termination of the Lease, for whatever reason, Lessor shall be entitled to record a notice of that termination on its own signature. Lessor shall be deemed to be Lessee’s attorney-in-fact (which power of attorney shall be irrevocable and coupled with an interest) for purposes of executing and recording that termination notice.

(Signature pages follow)

2

IN WITNESS WHEREOF, Lessee has executed this Memorandum as of the 13 day of December, 2013.

WITNESS:	LESSEE:

Benefitfocus.com, Inc.,
/s/ Kimberly Allen	a South Carolina corporation

	By:	/s/ Milton A. Alpern
	Name:	Milton A. Alpern
/s/ Amanda Brening	Title:	CFO

STATE OF SOUTH CAROLINA

COUNTY OF BERKELEY

I, the undersigned Notary Public for the State of South Carolina, do hereby certify that the above named Lessee, by and through the above named agent, personally appeared before me this 13 day of December, 2013, and acknowledged the due execution of the foregoing instrument.

/s/ H. Elizabeth Rusinko
Notary Public for South Carolina

H. Elizabeth Rusinko
Notary Printed Name

3-30-2019
My Commission Expires

(Official Seal)

IN WITNESS WHEREOF, Lessor has executed this Memorandum as of the 13 day of December, 2013.

WITNESS:	LESSOR:

DIEC II, LLC
/s/ Claire Silwanowicz	a South Carolina limited liability company

	By:	/s/ Chad Colman
	Name:	Chad Colman
/s/ Caitlin Green	Title:	Authorized Agent

STATE OF SOUTH CAROLINA

COUNTY OF BERKELEY

I, the undersigned Notary Public for South Carolina, do hereby certify that the above named Lessor, by and through the above named agent, personally appeared before me this 13 day of December , 2013, and acknowledged the due execution of the foregoing instrument.

/s/ H. Elizabeth Rusinko
Notary Public for South Carolina

H. Elizabeth Rusinko
Notary Printed Name

3-30-2019
My Commission Expires

(Official Seal)

LEASE ADDENDUM NUMBER TWO

Commencement Date Agreement

This Commencement Date Agreement (this “Agreement”) made this             day of             , 20            , by and between DIEC II, LLC, a South Carolina limited liability company (“Lessor”) and Benefitfocus.com, Inc., a South Carolina corporation (“Lessee”).

W I T N E S S E T H

WHEREAS, on December             , 2013, Lessor and Lessee entered into a Lease Agreement (the “Lease”) regarding the Property commonly known as the Daniel Island Executive Center II, located in the City of Charleston, State of South Carolina. Capitalized terms used herein without definition have the meaning specified within the Lease.

WHEREAS, on ,             , Lessee accepted delivery of the Demised Premises and therefore, pursuant to Section 1.04 of the Lease, the Lease Term has commenced; and

WHEREAS, the parties desire to confirm the Lease Commencement Date and the Expiration Date.

NOW THEREFORE, in consideration of the mutual covenants herein contained, Lessor and Lessee agree as follows:

(1) The Lease Commencement Date is             , 20            .

(2) The Rent Commencement Date is             , 20            .

(3) The Expiration Date of the Lease is             , 20            .

(4) The execution of this Agreement shall not constitute the exercise by Lessee of any option it may have to extend the Lease Term.

(5) The Lease is in full force and effect and is hereby ratified and confirmed.

(The remainder of this page is intentionally left blank. Next page is signature page.)

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Agreement to be duly executed on the date first written above.

LESSOR: DIEC II, LLC

, a South Carolina limited liability company

By:
Name:
Title:

LESSEE: Benefitfocus.com, Inc.

a South Carolina Corporation

By:
Name:
Title:

EXHIBIT A

PROPERTY

The copy of the plat has been delivered by Lessor to Lessee on the date of execution of this Lease. A copy of such plat is on file with the Register of Deeds Office for Berkeley County.

A-1

EXHIBIT B

PARKING LAYOUT

The parking layout is set forth in the construction drawings of the Demised Premises delivered by Lessor to Lessee on the date of execution of this Lease. A copy of such drawings is on file with the City of Charleston Building Department.

B-1

EXHIBIT C

LEASE OPTION

Lessor extends an option to Lessee, and exercisable at Lessee’s sole discretion, to lease real property adjoining the Demised Premises. Lessor extends this option to the Lessee for 36 months (the “Option Period”), from the date of execution of this Lease.

Option #1: 145,800sf Four-story office building shell with associated parking (550 spaces) identified as “BF4” for purposes of this option, to generally match the Demised Premises, identified as “BF3” for purposes of this option.

•	Should Lessee elect to execute Option #1 within the Option Period, the Lessor will construct a new facility on the Premises under the terms of this Lease Agreement and the following conditions. Lessee agrees to reimburse Lessor for any cost increases over the shell cost of BF3 ($105/sf). The Lessor will provide $35/sf tenant improvement allowance for BF4 and the Lessee will reimburse the Lessor for any costs over the allowance in accordance with 2.03 (Construction Conditions) of this Lease Agreement.

•	The form of lease for BF4 will be substantially similar to the form of this Lease Agreement.

•	The term of this Lease will reset to 15 years from the Rental Commencement Date of BF4.

Option #2: 18,500 Two story office building / cafeteria shell with associated parking (74 spaces), further referred to as the “Welcome Center”.

•	Should Lessee elect to execute Option #2 within the Option Period, Lessor will construct a new facility on the Premises under the terms of this Lease Agreement and the following conditions. Lessee agrees to reimburse Lessor for any cost increases over the shell cost of BF3 ($105/sf). The Lessor will provide $35/sf tenant improvement allowance for the Welcome Center and the Lessee will reimburse the Lessor for any costs over the allowance in accordance with 2.03 (Construction Conditions) or this Lease Agreement.

•	The form of lease for BF4 will be substantially similar to the form of this Lease Agreement.

•	The term of this Lease will reset to 15 years from the Rental Commencement Date of the Welcome Center.

C-1

Option Fee:

Lessor agrees to make the additional development capacity of the Premises (145,800sf structure and 18,500sf structure) available to the Lessee for expansion for the Option Period from the date of execution of this agreement. In consideration for the option, Lessee agrees to compensate the Lessor for the carrying costs of the land and the initial improvements associated with BF4 and the Welcome Center plus a 5% fee on the land and improvements. The carrying costs will be pro-rated to any executed option date. Should the Lessee elect not to execute Options #1 or #2 by the end of the Option Period the Lessee will pay a Termination Fee equal to 50% of Lessors cost in improving the property for BF4 and/or the Welcome Center. The carrying costs and Termination Fee are as follows:

Option #1 Carrying Costs (Annually)	$398,043
Option #1 Termination Fee (End of 36th month)	$671,322
Option #2 Carrying Costs (Annually)	$67,505
Option #2 Termination Fee (End of 36th month)	$85,701

Lessee shall have the right to terminate this Option, at Lessee sole discretion, upon ninety (90) days’ notice to Lessor. In the event that Lessee elects to terminate the Option prior to the end of the Option Period, Lessee liability shall be limited to the Carrying Costs and Termination Fees defined herein, pro-rated through the date of the termination of the Option Period.

In the event that Lessee exercises Option #1 or #2 at any time during the Option Period, Lessee shall have no obligation for any further Carrying Costs after the exercise date or the Termination Fees on the exercised Option(s). Lessor to deliver the Optioned Demised Premises to the Lessee within 24 months following exercise. Occupancy of the Optioned Demised Premises will be in accordance with 2.05.

C-2

EXHIBIT D

THE PROJECT

The Project is set forth on the plans and specifications delivered by Lessor to Lessee on the date of execution of this Lease. A copy of such plans and specifications is on file with the City of Charleston Building Department.

D-1

EXHIBIT E

(SEE TENANT IMPROVEMENT PLANS AND SPECIFICATIONS DATED     , 2013)

E-1

EXHIBIT F

(Tenant Improvements)

WORK LETTER

This Exhibit F is attached to and made a part of the Lease dated December 13, 2013, by and between DIEC II, LLC, a South Carolina limited liability company (“Lessor”) and Benefitfocus.com, Inc., a South Carolina corporation (“Lessee”) for the Property commonly known as the Daniel Island Executive Center II, located in the City of Charleston, State of South Carolina. Capitalized terms set out herein shall have the same meaning as set out in the Lease, unless otherwise defined herein.

This Exhibit F is subject to all Provisions set forth in Section 2.03 of the Lease.

1. This Work Letter shall set forth the obligations of Lessor and Lessee with respect to the preparation of the Demised Premises for Lessee’s occupancy. All improvements described in this Work Letter to be constructed in and upon the Demised Premises by Lessor are hereinafter referred to as the “Tenant Improvements.” It is agreed that construction of the Tenant Improvements will be completed at Lessee’s sole cost and expense, subject to the Allowance (as defined below). Lessor shall enter into a direct contract for the Tenant Improvements with a general contractor selected by Lessor. In addition, Lessee shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Improvements.

2. Lessee shall be solely responsible for the timely preparation and submission to Lessor of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Tenant Improvements, which Plans shall be subject to approval by Lessor and Lessor’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Lessee shall be responsible for all elements of the design of Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Lessee’s furniture, appliances and equipment), and Lessor’s approval of Plans shall in no event relieve Lessee of the responsibility for such design. If requested by Lessee, Lessor’s architect will prepare the Plans necessary for such construction at Lessee’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Lessor’s architect, Lessee agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Lessee will deliver the initial Plans, approved by Lessee, to Lessor. Lessee has assured itself by direct communication with the architect and engineers (Lessor’s or its own, as the case may be) that the final approved Plans can be delivered to Lessor on or before the Plans Due Date as defined in Section 2.02 herein, provided that Lessee promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Lessee covenants and agrees to cause said final, approved Plans to be delivered to Lessor on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect to preparation and submission of Plans by Lessee. In the event the Plans are not fully completed and delivered by the Plans Due Date, Lessee shall be responsible for one (1) day of delay for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are delivered. In the event such delay results in higher minimum costs of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or cost shall be deemed Excess Costs and Lessee shall pay such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days after demand for such sums. (The word “architect” as used in this Exhibit B shall include an interior designer or space planner.)

3. Lessor, prior to commencing any construction of Tenant Improvements, shall submit to Lessee a written estimate setting forth the anticipated cost of the Tenant Improvements, including but not limited to labor and materials, contractor’s fees and permit fees. Within five (5) Business Days thereafter, Lessee shall either notify Lessor in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Tenant Improvements. In the event Lessee notifies Lessor of such objections and desired changes, Lessee shall work with Lessor to reach a mutually acceptable alternative cost estimate.

4. Lessee shall pay to Lessor all Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days after demand for such sums. The statements of costs submitted to Lessor by Lessor’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Lessee hereunder constitute Additional Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5. If Lessee shall request any change, addition or alteration in any of the Plans after approval by Lessor, Lessor shall have such revisions to the drawings prepared, and Lessee shall reimburse Lessor for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Lessor shall notify Lessee in writing of the increased cost which will be chargeable to Lessee by reason of such change, addition or deletion. Lessee, within one (1) Business Day, shall notify Lessor in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Lessor shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Lessor may elect to discontinue work on the Premises until it receives notice of Lessee’s decision, in which event Lessee shall be responsible for any delay in completion of the Premises resulting therefrom. In the event such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Lessee shall pay such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days after demand for such sums.

6. Following approval of the Plans and the payment by Lessee of the required portion of the Excess Costs, if any, Lessor shall cause the Tenant Improvements to be constructed substantially in accordance with the approved Plans. Lessor shall notify Lessee of Substantial Completion of the Tenant Improvements.

7. Lessor, provided Lessee is not in default, agrees to provide Lessee with an allowance (the “Allowance”) in an amount not to exceed Thirty Five Dollars and NO/100 ($35.00) per square foot of Rentable Area to be applied toward the cost of the Tenant Improvements in the Premises. In the event the Allowance shall not be sufficient to complete the Tenant Improvements, Lessee shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in paragraph 4 above. In the event the Allowance exceeds the cost of Tenant Improvements, any remaining Allowance shall accrue to the sole benefit of Lessor, it being agreed that Lessee shall not be entitled to any credit, offset, abatement or payment with respect thereto. Lessor shall be entitled to deduct from the Allowance a construction management fee for Lessor’s oversight of the Tenant Improvements in an amount equal to five percent (5%) of the total cost of the Tenant Improvements.

EXHIBIT G

DIEC II

Estimated Real Estate Taxes, Operating Expenses, and Insurance and Common Area Maintenance Expenses

DIEC II
2015 Estimated CAM and Operating Expenses/sq. foot

Real Estate Taxes & DI Association Fees	$2.00
Insurance Expense	$.73
Electrical Expense	$1.40
Elevator Phone Expense (To be provided by Lessee Phone System)	$0.00
Water System Expense	$0.15
Fire Monitor	$0.01
Prop Mgmt Expense (Estimated 2% on gross collections)	$0.51
Janitorial (Paid by Lessee)	$.00
Landscape Expense	$0.15
Bldg Upkeep/ Maintenance	$0.10

Total Estimated Expenses:	$5.05

Actual Expenses above any amounts per category above will be billed to the Lessee annually.

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EXHIBIT H

RULES AND REGULATIONS

DANIEL ISLAND EXECUTIVE CENTER II

RULES AND REGULATIONS

1)	The sidewalks, and public portions of the Property, such as entrances, passages, courts, vestibules, stairways, corridors or halls, and the parking areas, streets, alleys or ways surrounding or in the vicinity of the Property shall not be obstructed, even temporarily, or encumbered by Lessee.

2)	No curtains, blinds, shades, louvered openings, tinted coating, film or screens shall be attached to or hung in, or used in connection with, any window, glass surface or door of the Demised Premises, without prior written consent of Lessor, unless installed by Lessor.

3)	Without prior written approval of Lessor, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Lessee on any part of the outside of the Demised Premises or Common Improvements or on corridor walls or windows or other glass surfaces. In the event of the violation of the foregoing by Lessee, Lessor may remove same, without any liability, and may charge the expense incurred by such removal, to Lessee. The care and maintenance of any such approved signs shall be the sole responsibility of Lessee.

4)	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Demised Premises or the Property.

5)	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Lessee.

6)	Lessee shall not in any way deface any part of the Demised Premises or the Property.

7)	No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Demised Premises. No cooking shall be done or permitted by Lessee on the Demised Premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Lessee’s layout, which is to be primarily used by Lessee’s employees for heating beverages and light snacks. Lessee shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Demised Premises.

8)	Neither Lessee, nor any of Lessee’s employees, agents, visitors, or licensees, shall at any time bring or keep upon the Demised Premises any flammable, combustible, or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Lessee’s business offices.

9)	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Lessee, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Lessor and unless and until a duplicate key is delivered to Lessor. Lessee shall, upon the termination of its tenancy, restore to Lessor all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Lessee, and in the event of the loss of any keys so furnished, Lessee shall pay to Lessor the cost thereof.

10)	Lessor shall have the right to prohibit advertising by Lessee which, in Lessor’s reasonable judgment, tends to impair the reputation of the Property or its desirability as a center for offices and warehouses, and upon written notice from Lessor, Lessee shall refrain from or discontinue such advertising.

11)	All paneling, rounds, or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials’ fire retardant characteristics shall be submitted to Lessor or its agents, in a manner satisfactory to Lessor.

12)	Lessor may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Lessor shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Lessee from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Property. Notwithstanding the foregoing, Lessor hereby agrees to equitably enforce the observation and performance of the Rules and Regulations for the best interest of the Property as a whole.

13)	These rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole part, the terms, covenants, agreements and conditions of the main text (including Special Provisions) of the Lease Agreement, which text shall control except as to any attempted waiver of any of these Rules and Regulations in the instance of conflict.

14)	Lessor reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety, care, and cleanliness of the project, and for the preservation of good order therein. Such other Rules and Regulations shall be effective upon written notification to Lessee.

15)	All garbage and refuse containers shall be placed in approved designated area.

16)	Parking Lot Code of Conduct

a)	Parking Spaces. Licensed automobiles, SUV’s, pickup trucks, and motorcycles must park within one stripped parking space at a time. Negligently using more than one space or parking in unauthorized areas—driveways, sidewalks, landscaped areas, is strictly forbidden and subject to towing at owner’s expense without warning.

b)	Handicapped Parking. Handicapped Parking Areas are clearly marked and are to be used solely by vehicles displaying the designated handicapped license tag obtained from the appropriate State Department of Motor Vehicles or a hang tag/sticker designating handicap access issued by the City of Charleston. Any unauthorized vehicles found in this area are subject to towing at owner’s expense without warning.

c)	Oversized Vehicles. City of Charleston Parking Ordinances defines an oversized vehicle as any vehicles exceeding 85 inches in height or 250 inches in length or weighing more than 2 tons. These vehicles are to be safely parked away from the parking spaces closest to office entrances of the buildings. They should be stopped or parked for such length of time as may be necessary for the pick-up and loading or unloading and delivery of passengers or materials.

d)	Loitering. The parking lot is designed to serve our Tenants and their visitors with a convenient and close place to park relative to an office entrance. Please advise your visitors that it is not to serve as a place to hang out and subsist. The playing of loud music from car radios and/or other devices is disruptive and will not be tolerated. The dumping of trash, tobacco products and refuse in our parking lots and on our grounds is absolutely forbidden as well as unauthorized use of our Tenant’s restroom facilities.

e)	Automotive Repairs. Automotive maintenance and/or repair is not to be performed in the parking lot.

f)	Vandalism. Tenants and their guests are asked to be vigilant relative to witnessing any perpetrator’s damaging of people’s property. Please report any acts immediately to this office during normal business hours (8:30 – 5:30) or call the Charleston Police after hours.

g)	Speed Limit. Unless otherwise noted, maximum speed limit allowed in the parking lot is restricted to 15 MPH.

h)	Unattended Vehicles. Vehicles abandoned or left overnight without the express written permission of property management will be towed at owner’s expense without warning. Vehicles displaying “For Sale” signage is absolutely forbidden and will be towed without warning.

EXHIBIT I

RENEWAL OPTION

1. Option to Extend. Lessee shall have the right and option (a “Renewal Option”) to renew the Lease (the “Renewal Option”) for five additional one year options (each a “Renewal Lease Term”); provided, however, such Renewal Option is contingent upon the following (i) Lessee is not in default at the time Lessee gives Lessor notice of Lessee’s intention to exercise the Renewal Option; (ii) upon the Expiration Date, Lessee has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Lessee is not disqualified by multiple defaults as provided in the Lease. Following the expiration of the Renewal Lease Term, Lessee shall have no further right to renew the Lease pursuant to this Exhibit I.

2. Exercise of Option. Lessee shall exercise the Renewal Option by giving Lessor notice at least 365 days prior to the Expiration Date or the last day of any Renewal Lease Term. If Lessee fails to give such notice to Lessor prior to said 365 day period, then Lessee shall forfeit the Renewal Option. If Lessee exercises the Renewal Option, then during any such Renewal Lease Term, Lessor and Lessee’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3. Term. If Lessee exercises the Renewal Option, then during any such Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4. Termination of Renewal Option on Transfer by Lessee. In the event Lessor consents to an assignment or sublease by Lessee, then the Renewal Option shall automatically terminate unless Lessee agrees in writing to remain liable for any and all terms of the Lease during the Renewal Lease Term, or otherwise agreed in writing by Lessor.

5. Rent for Renewal Lease Term. Rent for the Renewal Term shall be as set forth in Section 3.01 (b) of the Lease Agreement.

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